SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 1, 2004

(Date of earliest event reported)

FEDERAL-MOGUL CORPORATION

(Exact name of registrant as specified in its charter)

Michigan
(State or other jurisdiction of incorporation)

1-1511	38-0533580
(Commission File Number)	(IRS Employer Identification Number)

26555 Northwestern Highway, Southfield, Michigan	48034
(Address of principal executive offices)	(Zip Code)

(248) 354-7700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01 Other Events

On October 1, 2004, Federal-Mogul Corporation (the “Company”) filed a motion with the U.S. Bankruptcy Court in Delaware requesting, among other things, (i) authorization to obtain replacement post-petition financing (the “Replacement Financing”) and (ii) authorization and approval of a commitment letter and related documents for financing upon emergence from bankruptcy (“Exit Financing”).

The Company seeks to obtain authorization to enter into a Replacement Financing agreement with Citigroup and/or certain of its affiliates and subsidiaries (“Citigroup”) together with a syndicate of other lenders arranged by Citigroup. The Replacement Financing would be used to repay the Company’s Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated as of August 7, 2003 (the “Amended Credit Agreement”) with JP Morgan Chase Bank, as administrative agent for the lenders. This agreement would provide Replacement Financing in the form of a twelve month, $500 million revolving credit facility at more favorable interest rates than are provided for in the Amended Credit Agreement.

The Company also seeks to obtain authorization and approval of terms related to a commitment from Citigroup to provide Exit Financing in the amount of $1.433 billion, in the aggregate, necessary to successfully implement the Company’s Third Amended Joint Plan of Reorganization and for the Company’s post-emergence business operations.

A hearing to authorize the Company to obtain the Replacement Financing and Exit Financing is currently scheduled to be held on October 22, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 7, 2004
FEDERAL-MOGUL CORPORATION

	By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	Senior Vice President,
General Counsel and
Secretary

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